UNITED STATES
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RTI SURGICAL, INC.
(Name of Registrant as Specified in Its Charter)

KRENSAVAGE PARTNERS, LP
KRENSAVAGE ADVISORS, LLC
KRENSAVAGE PARTNERS TOO, LP
KRENSAVAGE ADVISORS TOO, LLC
KRENSAVAGE ASSET MANAGEMENT LLC
MICHAEL P. KRENSAVAGE
JEFFREY D. GOLDBERG
DARREN P. LEHRICH
MARK D. STOLPER
FRANK R. WILLIAMS JR.

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Krensavage Asset Management LLC, together with the other participants named herein (collectively, “Krensavage”), has filed a definitive proxy statement and an accompanying GREEN proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of four director nominees at the upcoming 2016 annual meeting of stockholders of RTI Surgical, Inc., a Delaware corporation.

On May 25, 2016, Krensavage issued the following press release:

Krensavage Urges RTI Surgical Shareholders to Protect Their Investment by Voting the GREEN Proxy Card

RTI Rejects Another Krensavage Settlement Offer

RTI Continues to Squander up to $2.5 Million of Shareholders’ Money to Maintain the Troubling Status Quo

Company Rehashes 2014 “Plan” as Shareholder Wealth Evaporates

RTI’s Erroneous Focus on “Adjusted EBITDA” Ignores Capital Spending

NEW YORK – May 25, 2016 – Krensavage Asset Management LLC, a 6.0% shareholder of RTI Surgical, Inc. (NASDAQ: RTIX), again urges shareholders to protect their investment in RTI by voting for  Krensavage’s four highly-qualified nominees on the GREEN proxy card at RTI’s May 26 annual meeting.

Since Krensavage published a press release on May 18 noting that Glass, Lewis & Co. LLC supports Krensavage’s call for change, RTI has again rejected a Krensavage settlement offer. RTI is willing to spend as much as $2.5 million—or more than 20% of cash on hand at the end of March—to maintain the troubling status quo under CEO Brian Hutchison and a management team that has delivered a decline in RTI shares of more than 70% since the company went public in 2000.

The company instead is rehashing an 18-month-old plan to grow the company’s annualized revenue to $500 million by an unspecified deadline. In the first quarter of 2016, RTI’s revenue annualized at $269 million, down 1% from the first quarter of 2015. RTI expects first-half 2016 revenue to drop 4.1% from the year-ago period as earnings decline more than 40%.

Since the company published its plan at an investor meeting on Nov. 10, 2014, its annualized revenue has increased 3.3%. Its shares lost 27% of their value since it introduced the plan through May 23, compared with a 5.8% decline for the Russell 2000 and a 1.34% decline for the Russell 2000 Healthcare Growth Index.

“The market already has provided its opinion of RTI’s plan,” said Michael P. Krensavage, managing member of Krensavage Asset Management.

Krensavage repeats its objection to RTI’s use of “adjusted EBITDA” to measure its performance. The metric ignores capital spending of $36.9 million between 2013 and 2015, compared with operating cash flow of $11.4 million.

“RTI is on an unsustainable path,” Krensavage said. “We urge shareholders to vote Krensavage’s slate to rescue RTI.”

Krensavage proposes highly-qualified director nominees who it believes would:

•	Act independently to determine the best path for RTI
•	Instill accountability by lobbying to end the 15-year tenure of chief executive Brian Hutchison
•	Buy stock with their own money
•	Encourage the adoption of a compensation plan that aligns interests of management with shareholders
•	Examine ways to improve the company’s product launches
•	Protect the company from mismanaging acquisitions
•	Curtail capital spending if RTI fails to achieve adequate returns
•	Improve use of working capital
•	Consider divestment of orphan assets
•	Explore a sale of company

Krensavage reminds investors that Glass, Lewis & Co. LLC concluded in a May 17 report that shareholders would benefit from the additional oversight Krensavage’s nominees would bring to the board.

“Having thoroughly evaluated Krensavage’s arguments, we believe the Dissident makes a reasonable case that RTI has significantly underperformed on a total shareholder return basis for a prolonged period, that management has failed to successfully execute a winning strategy and poorly allocated capital, and that the board has failed to properly oversee the Company,” Glass, Lewis concluded.

“In particular, we believe the Dissident provides a compelling argument that the board has demonstrated a lack of regard for shareholder value by failing to hold the current CEO accountable for the Company’s weak performance over his 15-year tenure,” the proxy services firm said.

Notably, Glass, Lewis and Institutional Shareholder Services Inc. (ISS) both concluded that lackluster shareholder returns require remediation. Measures of shareholder return “suggest the company was indeed in need of an intervention in its recent history,” ISS wrote in its May 13 report.

Both ISS and Glass, Lewis also concluded that RTI director nominee Paul G. Thomas has over-extended himself with board commitments, serving as director of three public companies.

“This would ordinarily drive a WITHHOLD vote under ISS policy, as he is considered overboarded,” ISS wrote.

“In our view, the time commitment required by this number of board memberships, in addition to executive duties at Roka Biosciences, Inc., may preclude this nominee from dedicating the time necessary to fulfill the responsibilities required of directors,” Glass, Lewis wrote.

Krensavage urges all shareholders to follow Glass, Lewis’ recommendation for change on the RTI board.  Shareholders can’t afford to take the chance that RTI will fail again. Shareholders should vote to rescue RTI and choose the GREEN proxy card at the company’s May 26 annual meeting to elect Krensavage’s highly-qualified nominees.

Vote GREEN

Krensavage proposes highly-qualified independent nominees who will act on behalf of all shareholders.

Vote GREEN today to empower the shareholder.

Protect your investment and position RTI for growth by voting on the GREEN proxy card TODAY.

Krensavage Asset Management LLC
Louis A. Parks
(212) 518-1970
louis@krensavage.com

Investors with questions on how to vote, please contact:
InvestorCom
John Grau
(203) 972-9300 or Toll-Free (877) 972-0090